Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
January 28, 2011
Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
Re: 4,366,667 Shares of Common Stock and Warrants to Purchase Up to an Additional 1,310,000 Shares of Common Stock of Athersys, Inc.
Ladies and Gentlemen:
     We have acted as counsel for Athersys, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 4,366,667 shares (the “Shares”) of Common Stock, par value $0.001 per share (“Common Stock”), of the Company and warrants (the “Warrants”) to purchase up to an additional 1,310,000 shares of Common Stock (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”) pursuant to Subscription Agreements entered into by the Company with certain investors dated as of January 27, 2011 (the “Subscription Agreements”). In connection with the offer and sale of the Securities pursuant to the Subscription Agreements, the Company entered into a Placement Agency Agreement dated as of January 27, 2011, by and among the Company, William Blair & Company, L.L.C. and First Analysis Securities Corporation, as placement agents.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Subscription Agreements against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2.	The Warrants, when issued and delivered pursuant to the terms of the Subscription Agreements against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.

3.	The Warrant Shares have been authorized by all necessary corporate action of the Company and, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.
ATLANTA • BEIJING • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • FRANKFURT • HONG KONG
HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MENLO PARK • MILAN • MUNICH • NEW DELHI • NEW YORK
PARIS • PITTSBURGH • SAN FRANCISCO • SHANGHAI • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Athersys, Inc.
January 28, 2011

     In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are offered or sold by the Company.
     The opinion in paragraph 2 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-164336) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day